Exhibit 5

HUNTON & WILLIAMS LLP

RIVERFRONT PLAZA, EAST TOWER

951 EAST BYRD STREET

RICHMOND, VIRGINIA 23219

September 15, 2003

Board of Directors

Albemarle Corporation

330 South Fourth Street

Richmond, Virginia 23219

Albemarle Corporation

Registration Statement on Form S-8

Relating to Albemarle Corporation 2003 Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about September 15, 2003 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to 3,000,000 shares of the Company’s common stock, $.01 par value per share (the “Plan Shares”), issuable pursuant to the Albemarle Corporation 2003 Incentive Plan (the “Plan”), as referenced in the Registration Statement. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

In rendering this opinion, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we have deemed necessary for purposes of the opinions expressed below.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The issuance of the Plan Shares has been duly authorized by the Company and, upon issuance pursuant to the terms of the Plan and the applicable Agreements (as defined in the Plan), the Plan Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/  HUNTON & WILLIAMS LLP